EXHIBIT 10
Director Version

VALUEVISION MEDIA, INC.
2004 OMNIBUS STOCK PLAN

Restricted Stock Agreement

Full Name of Director:

No. of Shares of Common Stock Covered:	Issue Date:

Vesting Schedule:

Recitals

A. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan (as amended, the “Plan”).

B. The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, and the Board has maintained the authority to exercise the powers and duties of the Committee at its discretion.

C. The Committee or its designee has determined that the Director in connection with his or her services as a director to the Company is eligible to receive an award under the Plan in the form of restricted stock and has set the terms and conditions thereof.

Terms and Conditions*

This award of restricted stock is issued to the Director in connection with his or her services as a director to the Company under the terms and conditions set by the Committee as follows.

1. Grant of Restricted Stock.

(a) Subject to the terms and conditions of this Agreement and the Plan, the Company has granted to the Director the number of shares of the Company’s common stock specified at the beginning of this Agreement. These shares are subject to the restrictions provided for in this Agreement and all the provisions of the Plan and are referred to collectively as the “Restricted Shares.”

(b) Restricted Shares may not be sold, transferred, assigned, pledged or otherwise used as collateral by the Director unless and until, and then only to the extent that, restrictions on transferability have lapsed in accordance with the Plan and this Agreement. In this Agreement, the lapsing of such transferability restrictions is referred to as “vesting” and Restricted Shares that are no longer subject to such transferability restrictions are referred to as “vested.”

(c) Ownership of Restricted Shares that are not yet vested will not be evidenced by a stock certificate, but rather will be evidenced by an entry in a certificateless book-entry stock account maintained by the Company or its transfer agent for its common stock (the “Transfer Agent”). To facilitate the transfer to the Company of any Restricted Shares that are forfeited by the Director in accordance with the terms of the Plan and this Agreement, the Director agrees to sign and promptly return to the Company such stock power(s) as the Company may request. Upon written notification by the Company to the Transfer Agent of the vesting of all or a portion of the Restricted Shares, a stock certificate evidencing the unrestricted shares shall be issued in the name of the Director and delivered to the Director.

2. Normal Vesting. If the Director continuously serves on the Company’s board of directors during the period set forth in the vesting schedule at the beginning of this Agreement, then the Restricted Shares will vest in the numbers and on the dates specified in that vesting schedule.

3. Accelerated Vesting. Notwithstanding Sections 2 or 5 of this Agreement, the Restricted Shares will vest in full immediately upon the occurrence of any one or more of the following:

Disability of Director. The Restricted Shares will vest in full (notwithstanding the vesting schedule) if the Director becomes totally and permanently disabled (as defined in Section 22(e)(3) of the Code) during his or her term of service as a director to the Company.

Death of Director. The Restricted Shares will vest in full (notwithstanding the vesting schedule) if the Director dies during his or her term of service as a director to the Company.

Event. The Restricted Shares shall vest in full (notwithstanding the vesting schedule) if an Event shall have occurred during the Director’s term of service as a director to the Company. The Director must have served as a director to the Company through the date immediately prior to the occurrence of the Event. If an occurrence could be deemed both an Event and a Fundamental Change, then for purposes of this Agreement, such occurrence will be treated solely as an Event.

Fundamental Change. The Restricted Shares shall vest in full (notwithstanding the vesting schedule) if a Fundamental Change shall have occurred during the Director’s term of service as a director to the Company. The Director must have served as a director to the Company through the date immediately prior to the occurrence of the Fundamental Change.

4. Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, the vested Restricted Shares will no longer be subject to forfeiture as provided in Section 5 of this Agreement.

5. Forfeiture. If the Director’s term of service to the Company terminates for any reason (except as provided in Section 3 hereof), the Director will immediately forfeit any Restricted Shares that have not yet vested as of the date the Director’s service terminated (unless otherwise provided in the another legally valid agreement in effect immediately prior to the time of such termination between Director and the Company).

6. Dividends and Distributions. Any dividends or distributions (including regular, periodic cash dividends) paid with respect to Restricted Shares that have not yet vested will be subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Shares to which the dividends or distributions relate. To facilitate the enforcement of this provision, any such dividends or distributions paid with respect to unvested Restricted Shares will be held by the Company or its agent designated for the purpose until such time as the Restricted Shares to which the dividends or distributions relate vest or are forfeited. If the Restricted Shares vest, the dividends or distributions with respect thereto will be paid or transferred to the Director at the time the certificate representing those shares is provided to the Director. If the Restricted Shares are forfeited, all of the Director’s right, title and interest in and to these dividends and distributions will automatically be transferred to the Company, and the Director agrees to execute any documents evidencing the transfer as may be requested by the Company, either at the time of the transfer or in anticipation of the transfer becoming necessary.

7. Discontinuance of Relationship. Nothing in the Plan or this Agreement shall give the Director any right to continued service as a director to the Company, nor interfere in any way with the right of the Company or its shareholders to remove or fail to re-elect the Director as a director or otherwise deal with the Director without regard to the effect it may have upon him under this Agreement.

8. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Director. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

9. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Director.

10. Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

11. Tax Withholding. The parties to this Agreement recognize that the Company may be obligated to withhold federal and state income taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Director elects under Section 83(b) of the Code to report the receipt of the Restricted Shares as income in the year of receipt, upon the Director’s receipt of the Restricted Shares. The Director agrees that, at such time, if the Company is required to withhold such taxes, the Director will promptly pay in cash upon demand to the Company, such amounts as shall be necessary to satisfy such obligation.

The Director and the Company have executed this Agreement as of the Issue Date.

Director

VALUEVISION MEDIA, INC.

By:

Name:

Its:

*Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.